Exhibit 10.1

AQUINOX PHARMACEUTICALS (CANADA) INC.
450 – 887 Great Northern Way	Tel 604.629.9223
Vancouver, BC, Canada V5T 4T5	Fax 778-331-4486
Web www.aqxpharma.com

May 8, 2019

David Main

Dear David,

RE: Retention Bonus

On the condition you remain employed and continue to provide service to Aquinox Pharmaceuticals (Canada) Inc. (the “Company”), the Company is prepared to provide you with a Retention bonus of US$401,250 (equating 1.5x your annual target bonus) paid to you on the earlier of (a) a “Change of Control” (as defined in the Executive Employment Agreement, dated January 1, 2014, as amended, between you and Company (the “Employment Agreement”)) (b) consummation of a Board Approved Strategic Alternative (c) December 31, 2019, or (d) termination of your employment by the Company without Cause (as defined in the Employment Agreement).

For purposes of this letter agreement, a “Board Approved Strategic Alternative” means (a) any transaction or series of transactions approved by the Board whereby the Company or its affiliate acquires, via merger, acquisition, license or otherwise, the rights to additional products, product candidates or development programs, even if such transaction or series of transactions is not a Change of Control or (b) a return of capital, via dividend or otherwise, by Aquinox Pharmaceuticals, Inc. to its stockholders in an aggregate amount of at least 50% of its consolidated cash and cash equivalents.

In addition, the first sentence of section 5(d) of your Employment Agreement is amended to insert the words “or Board Approved Strategic Alternative” after the words “Change in Control” such that the first sentence of Section 5(d) reads as follows: “In the event of a Good Reason occurring within the period of twelve (12) months after a Change in Control or Board Approved Strategic Alternative, you may terminate your employment by providing one month’s written notice to the Board” and, moreover, the definition of “Board Approved Strategic Alternative” as set forth above is incorporated by reference into the Employment Agreement.

Should the Company determine that your services are necessary beyond the consummation of a Board Approved Strategic Alternative, you and the Company will negotiate in good faith a separate consulting agreement on terms agreeable to both you and the Company.

The above bonus program replaces the previous Company annual bonus program.

Sincerely,

/s/ Robert Pelzer
Robert Pelzer
Chairman, Compensation Committee